Exhibit 99.1

(FA Email)

VIA EMAIL from CNL Securities (using CSC’s e-header)

Dear [Financial Advisor]:

On Dec. 2, 2013, CNL Healthcare Properties, Inc. filed a Form 8-K announcing that the audit committee of its board of directors (the “Board”) engaged CBRE Capital Advisors, Inc. to assist the Board in determining the net asset value per share of CNL Healthcare Properties’ common stock (“NAV”).

•	CNL Healthcare Properties will estimate its NAV as of Sept. 30, 2013, which is approximately two years following the date of breaking escrow in its initial offering. CNL Healthcare Properties believes a valuation at this time is helpful to provide investors an indication of the estimated value of its shares based on its acquisitions to date and current portfolio of senior housing and healthcare-related properties.

•	CNL Healthcare Properties anticipates announcing the NAV and any corresponding change in its offering price per share on or about Dec. 11, 2013*. In the event of a change in the share offering price as a result of valuation, the price change will take effect on the date of CNL Healthcare Properties’ announcement.

•	For your convenience, CNL Healthcare Properties has created a New Offering Price Operational Summary, which includes important information regarding the transition of its offering price and the submission of subscriptions for its offering. We encourage you to review this New Offering Price Operational Summary very carefully.

We look forward to providing additional information about CNL Healthcare Properties’ valuation on or about Dec. 11, 2013. In the meantime, please contact your CNL Securities Corp. representative directly at 866-650-0650 with any questions.

Jeffrey R. Shafer, CFP®, ChFC®

President

CNL Securities Corp.

Member FINRA/SIPC

*	CNL Healthcare Properties has made every effort to estimate the date when information about a re-pricing event will be announced. However, it cannot guarantee that this date may not change. As such, should the date of the announcement change, please refer to the Re-pricing Date and the Effective Time in relation to the actual date of the announcement.

(CNL Healthcare Properties logo)

NEW OFFERING PRICE OPERATIONAL SUMMARY

On December 2, 2013, CNL Healthcare Properties, Inc. (the “Company”) announced that it will declare a valuation of its estimated net asset value per share of its common stock after the close of business on or about December 11, 2013*. In the event of a change in the share offering price as a result of valuation, the price change will take effect on the date of the Company’s announcement of the new offering price. Below is important information with respect to the submission of subscription agreements for the offering upon such announcement.

IMPORTANT TERMS

•	Re-pricing Date – The Re-pricing Date is the date on which the Company announces the new offering price and, as such, the date on which the Company will begin offering shares at its new offering price. (The Company anticipates the Re-pricing Date will be on or about December 11, 2013.)

•	Effective Time – The Effective Time is 3:00 p.m., Central Standard Time, on the Re-pricing Date.

DEADLINES AND PROCESSES FOR SUBSCRIPTIONS

(assuming the Re-pricing Date is December 11, 2013)

Offering price for subscriptions received prior to and up to the Effective Time (on or before 3:00 p.m. CST on December 11, 2013)

•	The Company will offer shares of its common stock in the primary offering at the current price of $10.00 per share.

•	All subscriptions date-stamped as received in good order by DST, Inc., the Company’s transfer agent, prior to and up to the Effective Time will be processed at $10.00 per share.

•	All subscriptions received, but not in good order, at the Effective Time will be processed at the Company’s new offering price when all requirements have been met.

Offering price for subscriptions received after the Effective Time (after 3:00 p.m. CST on December 11, 2013)

•	The Company will offer shares of its common stock in the primary offering at the new offering price.

•	Any subscriptions date-stamped as received by DST, Inc. after the Effective Time will be processed at the Company’s new offering price.

Distribution Reinvestment Plan

•	Pursuant to the Company’s Distribution Reinvestment Plan (“DRP”), distributions will be invested in shares promptly following the distribution payment date. The Company’s distribution policy provides for the distribution to be issued on or before the last day of the quarter.

•	In the event of a change in the share offering price as a result of the valuation on December 11, 2013, all issuance of shares pursuant to the Company’s DRP will reflect a price equal to 95 percent of the new offering price and will be issued on or before December 31, 2013.

Redemption Plan

Pursuant to the Company’s Redemption Plan, the Board of Directors may determine in its sole discretion to amend the Redemption Plan in connection with the announcement of the new offering price or at a later date. Subscription Agreement

•	The current subscription agreement for the offering will not change as a result of this share re-pricing event (the current subscription agreement does not include a specific share price).

*	The Company has made every effort to estimate the date when information about a re-pricing event will be announced. However, it cannot guarantee that this date may not change. As such, should the date of the announcement change, please refer to the Re-pricing Date and the Effective Time in relation to the actual date of the announcement.